Exhibit 10.2

VEREIT, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016

September 30, 2015

Michael J. Bartolotta
7 Vik Drive
Warwick, New York 10990

RE: Terms of Employment

Dear Mr. Bartolotta:

The following sets forth the terms and conditions of your employment (this “Agreement”) with VEREIT, Inc. (the “Company”). Your employment will commence effective as of October 5, 2015 (the “Effective Date”).

Position & Title
Your title will be Executive Vice President, Chief Financial Officer and Treasurer of the Company, reporting to the Chief Executive Officer of the Company or such other senior executive officer of the Company as the Chief Executive Officer may designate. In this capacity, you will have the duties, authorities and responsibilities as designated from time to time by the Chief Executive Officer or his designee, commensurate with your position. You shall devote substantially all of your business time and attention and your best efforts to the performance of your duties and responsibilities hereunder. Notwithstanding the foregoing, you may participate in charitable, academic or community activities (including service on charitable boards), and in trade or professional organizations; provided that all of your activities do not otherwise interfere with your duties and responsibilities to the Company. At all times during your employment with the Company, you agree to adhere to all of the Company’s written policies, rules and regulations governing the conduct of its employees that are provided to you, including without limitation, any compliance manual, code of ethics and employee handbook and other policies adopted by the Company from time to time.

Location
You will work primarily out the Company’s offices in New York, New York, provided that you understand and agree that you may be required to spend significant time at the Company’s offices in Phoenix, Arizona. You may also be required to travel on Company business from time to time.

Base Salary
You will be paid a base salary at the rate of $500,000 per annum, payable in periodic installments according to the Company’s normal payroll practices (as adjusted from time to time in accordance herewith, the “Base Salary”). The Base Salary is subject to periodic review by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), but shall not be decreased below this level.

Annual Bonus
You will be eligible to receive an annual bonus (“Annual Bonus”) for each completed calendar year that you are employed by the Company, with a target annual bonus opportunity equal to 125% of your Base Salary (“Target Bonus”), based upon the achievement of performance goals established by the Compensation Committee in consultation with the Chief Executive Officer. Any Annual Bonus for a completed calendar year will be paid by the Company at the same time that bonuses are generally paid to other senior executives of the Company, provided, however, that you must be employed by the Company on the date of payment to be eligible to receive such Annual Bonus (except as otherwise provided herein). Notwithstanding the foregoing, for the 2015 calendar year, your Target Bonus will be $468,750 and your Annual Bonus for such year will be calculated based on the performance goals with respect to you established by the Compensation Committee pursuant to recommendations made by the Chief Executive Officer of the Company.

Employee Benefits
You will be entitled to the standard employee benefits provided by the Company to its employees generally (currently including participation in the 401(k) plan, health care coverage, group life insurance and group disability coverage), which benefits are subject to change from time to time at the Company’s sole discretion. You will be entitled to four (4) weeks of paid vacation for each full calendar year of service, to be taken and accrued under the Company’s vacation policy.

Equity Awards
You will be eligible to receive an annual long term incentive equity award with respect to shares of the Company’s common stock for each calendar year of your employment, subject to such terms and conditions, including types of award and vesting, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer. Such terms and conditions shall be determined on the same basis as equity awards made generally to other senior executives of the Company.

Effective as of the Effective Date, you will be granted a number of restricted stock units (“RSUs”) with respect to the common stock of the Company under the VEREIT, Inc. Equity Plan, as amended (the “Equity Plan”), with a target Fair Market Value (as defined in the Equity Plan) equal to $700,000 determined based upon the closing price of the Company’s common stock on the Effective Date (the “Equity Award”). One-third (1/3) of the Equity Award will vest based on your continued employment in equal installments on each of the first three anniversaries of the Effective Date and will otherwise be subject to the terms set forth in an award agreement (the “Award Agreement”). Two-thirds (2/3) of the Equity Award will vest based on your continued employment and the achievement of the same performance conditions that measure the Company’s total shareholder return against a specified peer group of companies and a specified market index, over a performance period from April 1, 2015 through December 31, 2017 as applicable to other senior executives of the Company. Except as otherwise provided herein, the Equity Award will be subject to, and controlled by, the terms and conditions of the Equity Plan and the applicable Award Agreements.

Indemnification
The Company will provide you with indemnification rights and directors and officers insurance coverage pursuant to the Company’s standard form of Indemnification Agreement, a copy of which has been provided to you.

Expenses
You shall be entitled to reimbursement of reasonable business expenses, in accordance with the Company’s policy, as in effect from time to time, including, without limitation, reasonable travel and entertainment expenses incurred by you in connection with the business of the Company, after the presentation by you of appropriate documentation.

Termination of Employment
You will be an “at-will” employee, and the Company may terminate your employment with or without Cause (as defined below) at any time upon written notice to you, and you may terminate your employment for any reason upon not less than thirty (30) days written notice to the Company (which the Company may, in its sole discretion, make effective earlier than any notice date).

Upon your termination of employment, the Company will pay or provide you with (i) any unpaid Base Salary through the date of termination in accordance with the Company’s normal payroll practices, (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination in accordance with the Company’s expense reimbursement policy and (iii) all other payments or benefits to which you are entitled under the terms of any applicable compensation arrangement or benefit plan or program which will be paid or provided in accordance with the terms of such arrangement, plan or program (collectively, the “Accrued Benefits”).

In the event of a termination of your employment due to your death or Disability (as defined below), in addition to the Accrued Benefits, you or your designated beneficiary (as discussed in more detail below under “General”), as applicable, will be entitled to any earned and accrued but unpaid Annual Bonus for the year prior to the year of termination, payable when the applicable Annual Bonus for such year would have otherwise been paid (had you remained employed by the Company through the payment date thereof). In addition, upon any such termination due to your death or Disability, a prorated number of shares underlying all of the then-outstanding and unvested portion of any equity award granted to you by the Company prior to the third (3rd) anniversary of the Effective Date shall become vested, determined by multiplying the number of shares subject to such equity awards by a fraction, the numerator of which is the number of whole months elapsed from the date of grant of the equity award until the date of your termination of employment and the denominator of which is the total number of whole months in the applicable vesting period for such equity award; and if an outstanding equity award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then such equity award shall be subject to such pro rata vesting for the applicable performance period, assuming the performance criteria had been achieved at target levels for such period.

In the event of a termination of your employment (i) by the Company without Cause or (ii) by you for Good Reason (a “Qualifying Termination”), in addition to the Accrued Benefits, you will be entitled to (A) any earned and accrued but unpaid Annual Bonus for the year prior to the year of termination, payable when the applicable Annual Bonus for such year would have otherwise been paid (had you remained employed by the Company through the payment date thereof) but in no event later than the last day of the year in which such termination occurs (the “Prior Year Bonus”), and (B) severance payments equal to the sum of your annual Base Salary and Target Bonus for the year of termination, payable in substantially equal installments based on the Company’s payroll periods over the twelve (12) month period following the date of your Qualifying Termination (the “Severance Period”).

In the event of a Qualifying Termination, provided that you timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay or provide you with continued participation, at the same cost to you as if you were an active employee, for you and your then covered dependents in the applicable group medical plan of the Company, if any, in which you and your eligible dependents participated as of the date of the Qualifying Termination in accordance with the terms of such plan in effect from time to time, for a period equal to the earliest of (i) the completion of the Severance Period,  (ii) the date that you obtain new employment that offers group medical coverage or (iii) the COBRA continuation period (the “Continued Medical Coverage”).  However, if the Company reasonably determines that it is necessary or advisable to avoid any penalties or additional taxes associated with such coverage, in lieu of such Continued Medical Coverage, you may receive monthly payments equal to the monthly COBRA rate (or equivalent rate) under such group medical plan less the active employee rate for such medical coverage.

In addition, in the event of a Qualifying Termination, (i) all of the then-outstanding and unvested portion of any equity award granted to you by the Company prior to the third anniversary of the Effective Date shall become vested in full, and (ii) if such an outstanding equity award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then such equity award shall vest as to the number of shares equal to 100% of the number of shares that would have been earned pursuant to the terms thereof assuming the performance criteria had been achieved at target levels for the relevant performance period (the “Accelerated Vesting”).

In order to receive the Severance Payments, the Prior Year Bonus, and the Continued Medical Coverage and the Accelerated Vesting, you must execute, and not revoke, a fully effective release of claims, substantially in the form attached hereto as Exhibit A, within forty-five (45) days following the date of your termination of employment. The first Severance Payment will be made on the sixtieth (60th) day following the date of your termination of employment, and will include payment of any amounts that were otherwise due prior thereto.

Definitions
For purposes of this Agreement, the following terms have the meanings set forth below:

“Cause” means that you have: (i) committed, with respect to the Company, an act of fraud, embezzlement, misappropriation, intentional misrepresentation or conversion of assets, (ii) been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (iii) willfully failed to substantially perform (other than by reason of illness or temporary disability) your reasonably assigned material duties, (iv) engaged in willful misconduct in the performance of your duties, (v) engaged in conduct that violated the Company’s then existing written internal policies or procedures that have been provided to you in writing prior to such conduct and which is materially detrimental to the business and reputation of the Company, or (vi) materially breached any non-competition, non-disclosure or other agreement in effect between you and the Company; provided, however, that with respect to clauses (iii) and (iv), no event shall constitute Cause unless (A) the Company has given you written notice of termination setting forth the conduct that is alleged to constitute Cause within thirty (30) days of the first date on which the Company has knowledge of such conduct, and (B) you fail to cure such conduct within thirty (30) days following the date on which such notice is provided.

“Disability” means that you are unable to perform your duties hereunder due to any sickness, injury or disability for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disability” shall be made by a physician satisfactory to both you and the Company, provided that if you and the Company do not agree on a physician, you and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out your offices or duties during a period of your inability to perform such duties and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.

“Good Reason” means (i) a reduction in your Base Salary or Target Bonus percentage, (ii) a reduction in your title or a material diminution in your duties, responsibilities or authorities, or (iii) the relocation of your primary place of employment to a location that is more than 50 miles from the location of the Company’s offices in New York, New York, as of the date hereof; provided that no event will constitute Good Reason unless (A) you have given the Company written notice setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which you have knowledge of such conduct, and (B) the Company fails to cure such conduct within thirty (30) days following the date on which such written notice is provided.

Code Section 280G
Notwithstanding the other provisions of this Agreement, in the event that the amount of payments payable to you under this Agreement or otherwise would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then such payments will be reduced by the minimum possible amounts until no amount payable to you constitutes an “excess parachute payment;” provided, however, that no such reduction will be made if the net after-tax payment (after taking into account Federal, state, local, and other income and excise taxes) to which you would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local and other income and excise taxes) to you resulting from the receipt of such payments with such reduction. The payment reduction (if any) contemplated herein will be implemented by (a) first reducing any cash severance payments, (b) then reducing other cash payments, and (c) then reducing all other benefits, in each case, with amounts having later payment dates being reduced first. A determination as to whether any payment reduction is required, and if so, as to which payments are to be reduced and the amount of the reduction, will be made by a nationally recognized public accounting firm selected by the Company. The fees and expenses of the accounting firm will be paid entirely by the Company and the determinations made by accounting firm will be binding upon you and the Company.

Code Section 409A
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the day after the expiration of the six-month period measured from the date of your “separation from service,” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

General
The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

You shall be entitled to reimbursement of reasonable attorneys’ fees and disbursements incurred by you in connection with the negotiation and documentation of this Agreement, up to a maximum of $10,000.

Any amounts payable hereunder after your death shall be paid to your designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. You may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement.

In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and except as set forth herein with respect to Continued Medical Coverage, such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether you obtain other employment.

You hereby certify that you are not a party to any agreement or understanding, written or oral, and you are not subject to any restriction, which could prevent you from performing all of your duties and obligations hereunder. If you possess any proprietary or confidential information regarding your previous employer, you hereby agree that you will neither disclose nor use such information in a manner which would cause you to violate any preexisting agreements with that employer. Section 8 (“Representations”) of the Employee Confidentiality and Non-Competition Agreement, attached hereto as Exhibit B, is hereby incorporated by reference.

This Agreement shall be governed under the laws of the State of New York, without regard to the principles of conflicts of laws.

These are the terms of your employment with the Company subject to our receipt of (i) your signed acceptance of this Agreement and (ii) your signed acceptance of the Employee Confidentiality and Non-Competition Agreement attached hereto as Exhibit B.

This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Sincerely,

/s/ Glenn Rufrano
Glenn Rufrano
Chief Executive Officer
VEREIT, Inc.

Accepted By:

/s/ Michael J. Bartolotta
Michael J. Bartolotta

EXHIBIT A

GENERAL RELEASE AND WAIVER AGREEMENT
This General Release and Waiver Agreement (the “General Release”) is made as of the ___ day of ______________, 20_ by Michael J. Bartolotta (the “Executive”),
WHEREAS, the Executive and VEREIT, Inc. (the “Company”) have entered into an Employment Agreement (the “Agreement”) effective as of October 5, 2015 that provides for certain compensation and severance amounts upon his termination of employment; and
WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and
WHEREAS, the Executive has incurred a termination of employment effective as of _______________, 20_; and
WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company.
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:
1.RELEASE. In consideration of the Agreement and for the payments to be made pursuant to the Agreement:
(a)Except as set forth in Section 1(b) herein, the Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or under the laws of any country or political subdivision, including, without limitation, any of the Executive’s Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b)Notwithstanding anything herein to the contrary, the release set forth herein, dose not release, limit, waive or modify and shall not extend to: (i) those rights which as a matter of law cannot be waived; (ii) claims, causes of action or demands of any kind that may arise after the date hereof and that are based on acts or omissions occurring after such date; (iii) claims for indemnification, advancement and reimbursement of legal fees and expenses or contribution under the Agreement or under any other agreement with, or the organizational documents of, the Company or its affiliates, (iv) claims for coverage under any directors and officers insurance policy; (v) claims under COBRA; (vi) claims with respect to accrued, vested benefits or payments under any employee benefit or equity plan of the Company; (vii) claims relating to Executive’s right to any Severance Payments, the Prior Year Bonus, the Continued Medical Coverage and the Accelerated Vesting, each as defined in the Agreement; (viii) claims to enforce the terms of this release and (ix) Executive’s rights as a stockholder of the Company.
(c)The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.
(d)Executive represents that he has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has or should file a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this Termination Release.
(e)Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This General Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification rights, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans, any other vested shares, equity or benefits or indemnification arrangements, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement.
2.CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.
3.CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.
(a)Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations pursuant to the Agreement and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.
(b)The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting his in financial planning or tax preparation, provided these people agree to keep such information confidential. Notwithstanding the foregoing, the Executive may in all events disclose the terms of this General Release to his attorney or counselor in connection with anything coming within the scope of subparagraph (b) of the foregoing Paragraph 1.
4.NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging toward the Company (including the Releasees and each of them) or the Executive, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court, in arbitration or by an administrative agency of competent jurisdiction.

5.REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this General Release (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Paragraphs 1, 2, 3 and 4 hereof are material and critical terms of this General Release, and the Executive agrees that, if he breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.
6.NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this General Release or the implications thereof.
7.MISCELLANEOUS PROVISIONS.
(a)This General Release contains the entire agreement between the Company and the Executive concerning the matters set forth herein. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.
(b)This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.
(c)This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(d)This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
8.EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”). This General Release shall be effective and enforceable automatically on the day after the expiration of the Revocation Period (the “Effective Date”). If the Executive revokes this General Release, no severance or any other payment pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.
9.ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:
(a)The Executive has read and understands the Agreement and the General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;
(b)The Executive has consulted with his attorney, and he has signed the General Release knowingly and voluntarily and understands that the General Release contains a full and final release of all of the Executive’s claims;
(c)The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this Agreement prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily; and
(d)The General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.
_________________________________

EXHIBIT B
EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
THIS AGREEMENT is made as of October 5, 2015, by the undersigned employee (hereinafter called “Employee”) of VEREIT, Inc. (together with all other affiliated and/or related entities of the foregoing, the “Employer’’ or the “Company”) a Maryland corporation.

WHEREAS, prior to employment by Employer, Employee understood and agreed that an agreement containing restrictive and other provisions of the type hereinafter set forth would be entered into by Employee as an ancillary part of the taking of such employment and Employee is in fact herein entering into such an agreement;

WHEREAS, Employee understands that at various times Employee may be performing services for the benefit of any one or more of the entities comprising the Employer even though Employee may actually be an employee of only one or less than all of such entities or individuals;

WHEREAS, Employee understands and agrees that Employee will be an employee at will without employment or any right of employment for any fixed or particular time period or term notwithstanding that Employee’s compensation arrangements now or in the future may be based upon a stated time period or time basis which will not in any way constitute any agreement or understanding that Employee is or will be employed for that or any other particular time period or for any fixed term, and at all times Employee will remain and be, in fact, an employee at will.

NOW, THEREFORE, with intent to be legally bound, as an ancillary part of the taking of said employment and in consideration thereof, Employee agrees as follows:

1. CONFIDENTIAL AND PROPRIETARY INFORMATION OF EMPLOYER

The Employee recognizes and acknowledges that certain assets of the Employer constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Employee or the Employer, other employees of the Employer, or others in a confidential relationship with the Employer, and relating to the Employer’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Employer programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Employee acquired or obtained by virtue of work performed for the Employer, or which the Employee may acquire or may have acquired knowledge of during the performance of said work. The Employee shall not, during the term of Employee’s employment with the Company (the “Term”) or at any time thereafter, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with his any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

In the event that the Employee receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Employee agrees to (a) promptly notify the Employer in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Employer on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Employer in seeking a protective order or other appropriate remedy (in which case the Employer shall pay or reimburse the Employee for all reasonable out-of-pocket expenses incurred in connection with such consultation or assistance). In the event that such protective order or other remedy is not obtained or that the Employer waives compliance with the provisions hereof, the Employee shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Employee not permitted by this Agreement.

Notwithstanding anything herein to the contrary, nothing in this agreement shall (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the employer of any reporting described in clause (i).

2. INTELLECTUAL PROPERTY OF EMPLOYER

During the Term, the Employee shall promptly disclose to the Employer or any successor or assign, and grant to the Employer and its successors and assigns without any separate remuneration or compensation other than that received by his in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), whether developed by his during or after business hours, or alone or in connection with others, that is in any way related to the business of the Employer, its successors or assigns. This provision shall not apply to books or articles authored by the Employee during non-work hours, consistent with his obligations under this Agreement, so long all such books or articles (a) are not funded in whole or in party by the Employer, and (b) do not contain any Confidential Information or Intellectual Property of the Employer. The Employee agrees, at the Employer’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Employer, and cooperate fully and assist the Employer in any litigation or other proceedings involving any such Intellectual Property.

3. NON-COMPETITION BY EMPLOYEE AND RESTRICTIVE COVENANT

During the Term and for a period of twelve (12) calendar months after the termination of the Employee’s employment for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: engage or assist others who engage, in whole or in part, in any business or enterprise that is directly competitive with (x) the business that the Company engaged in during the period of the Employee’s employment with the Company, currently net leased real estate investments, or (y) any product, service or business as to which the Company has actively begun preparing to develop at the time of Employee’s separation from the Company.

During the Term and the Restricted Period, the Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) have any contact with any investor, advisor or registered financial representative which was an investor, or advisor or registered financial representative of an investor, of the Company during the Term or which the Company was actively pursuing as a potential investor, advisor or registered financial representative of a potential investor at the end of the Term, for the purpose of pursuing activities with that investor, advisor or registered financial representative which are competitive with or similar to the relationship between the Company and that investor, or (b) without the prior consent of the Board of Directors of the Company, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company at any time during the Term.

Nothing in this Section 3 shall prohibit Employee from making any passive investment in a public company, or where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts. The Employee agrees to secure prior written consent from the Chief Compliance Officer of the Company for any outside business activity described in the Written Supervisory Procedures.

The Employee agrees that the restraints imposed upon his pursuant to this Section 3 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that in the event that any provision of this Section 3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too greatly a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

4. EMPLOYER PROPERTY

Employee shall be responsible for the safekeeping of any equipment or property provided by Employer, including but not limited to furniture, supplies, records, documents, cellular phones, laptop computers, desktop computers, printers, fax machines, answering machines, computer software, manuals, etc.

Upon termination of Employee’s employment with Employer, Employee shall turn over to Employer upon demand all such equipment and property provided by Employer. Employee must also return to Employer all Employer files, records and keys issued.

5. INJUNCTIVE RELIEF

Employee and Employer agree that any breach by Employee of the covenants and agreements contained in any Section of this Agreement will result in irreparable injury to Employer for which money damages could not adequately compensate Employer and therefore, in the event of any such breach, Employer shall be entitled (in addition to any other rights or remedies which Employer may have at law or in equity, including money damages) to have an injunction issued by any competent court of equity enjoining and restraining Employee and/or any other person involved therein from continuing such breach. If Employer resorts to the courts of competent jurisdiction for the enforcement of any of the covenants or agreements contained herein, or if such covenants or agreements are otherwise the subject of litigation between the parties, if the Employer prevails in such action on all material issues, then any limiting term of such covenants and agreements shall be extended for a period of time equal to the period of such breach, which extension shall commence on the later of (a) the date of which the original (unextended) term of such covenants and agreements is scheduled to terminate or (b) the date that the final court (without further right of appeal) enforces such covenant or agreement.

6. CONTINUING EFFECT OF OTHER PROVISIONS IN EVENT OF PARTIAL INVALIDITY

Employee further agrees that a breach of any agreement, whether written or oral, between Employer and Employee or any other actionable conduct by Employee, or any defense, set-off or counterclaim by Employee against Employer, or any other related rights Employee has against Employer will have no effect on any or all of the terms and provisions of the restrictive covenants and other agreements contained herein or on their enforceability and validity. If any portion of the covenants or agreements contained in this Agreement, or the application thereof, is construed to be invalid or unenforceable then the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement therein is held to be unenforceable because of the area covered or the duration thereof, such covenant or agreement shall then be enforceable in its reduced form. If any of the provisions hereof violate or contravene the applicable laws of any jurisdiction, such provisions shall be deemed not to be a part of this Agreement with respect to such jurisdiction only, and the remainder of this Agreement shall remain in full force and effect in such jurisdiction and this entire Agreement shall remain in full force and effect in all other jurisdictions.

7. BENEFIT TO SUCCESSORS OF EMPLOYER AND APPLICABLE LAW

This Agreement shall inure to the benefit of Employer and its successors and assigns.

This Agreement shall be construed and enforced in accordance with the laws of the New York State. If required by the context of this Agreement, singular language shall be construed as plural, plural language shall be construed as singular, and the gender of personal pronouns shall be construed as masculine, feminine or neuter. This Agreement supplements and does not supersede and is in no way in diminution of any other agreements(s), entered into by Employee regarding the subject matter hereof or containing provisions the same as or similar in nature hereto, and this Agreement and all such agreements shall remain in full force and effect, independent of one another, and the provisions most restrictive to Employee of this Agreement and all such agreements shall be the controlling provisions that are applicable to Employee.

8. REPRESENTATIONS

Employee represents, warrants and covenants that employee is not a party to or bound by any agreement with any third person or entity and/or is not otherwise bound by law which would in any way restrict, inhibit or limit Employee’s ability to fully render and perform all services requested by Employer, including but not limited to, fully contacting and dealing with all customers and suppliers in all marketplaces, fully advising Employer about processes and methods, fully using and disclosing all information about suppliers, customers, processes and methods of which Employee may have knowledge, and keeping Employer fully informed of such, and/or which would in any way restrict, inhibit or limit Employee’s ability to fully compete with any third person or entity seeking in any way to restrict, inhibit or limit Employee from fully rendering and performing all services requested by Employer, including but not limited to, those set forth above, and/or seeking damages as a result thereof. Employee hereby agrees to indemnify and hold harmless Employer from any and all claims, liabilities, losses, damages and/or expenses with respect thereto including but not limited to reasonable attorneys’ fees. Employee hereby acknowledges that he fully understands that Employer’s employment of Employee is conditioned upon Employee’s ability to fully render and perform all services requested of his without any restriction, hindrance or limit by any third person or entity.

IN WITNESS WHEREOF, Employee has executed this Agreement with intent to be legally bound as of the day and year first above written.

EMPLOYEE:

/s/ Michael J. Bartolotta
By: Michael J. Bartolotta

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